Exhibit 10.7




DESCRIPTION OF SUPPLEMENTAL FEE ARRANGEMENT FOR CERTAIN DIRECTORS
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On March 22, 1984, the Board of Directors amended the retirement benefit provision for certain directors adopted on December 23, 1982 to provide as follows: effective January 1, 1983, each director who dies while in office, resigns or retires from the Company's Board of Directors and has served as a member thereof for at least ten years, shall be entitled to an annual amount equal to the annual directors' retainer, to be paid quarterly, for a period of five years from the date of death in office, resignation or retirement; provided that in the event of a director's death while in office or prior to the expiration of such five-year period, such payments shall be made to his or her estate or to such other beneficiary as may have been designated by such director by a written notice on file with the Clerk; provided further, however, that this vote shall not apply to any director who, at the time of the termination of such director's service with the Company as an officer or employee thereof, will be eligible for any pension or other retirement benefit from the Company.